UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2013

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Effective March 11, 2013, Adrian J. Downes, 49, joined The Greenbrier Companies, Inc. (the Company), as Senior Vice President and Chief Accounting Officer (principal accounting officer).

Most recently, from 2010 to 2012, Mr. Downes served as Executive Vice President and Chief Financial Officer for Knowledge Universe, a private-equity owned early childhood education provider. He served as Group Vice President and Controller for SUPERVALU Inc., a retailer and food wholesaler, from 2006-2009. From 2004-2006 he was Group Vice President and Controller for Albertson’s, Inc., a grocery, drug and convenience retailer, which was acquired by SUPERVALU Inc. in 2006. He held various financial leadership positions from 1997-2004, with Gap, Inc., an international apparel retailer, culminating as Vice President and Controller. He was Executive Director- Technical & Regulatory Accounting with Pacific Telesis Group, Inc., a diversified telecommunications company, during the period 1996-1997. Mr. Downes worked for PricewaterhouseCoopers (PwC), an international public accounting firm, as a Senior Manager from 1988-1996 based in San Francisco, CA and initially starting in 1984 at PwC’s Dublin, Ireland office. He is a Chartered Accountant in Europe and a Certified Public Accountant (inactive) in the State of California.

Subject to the approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) Mr. Downes’ compensation will include a base salary in the amount of $275,000 per year and an annual cash bonus, with a Target of 50% based on the achievement of Company performance goals and up to an additional 25% of such Target based on the attainment of individual objectives.

In addition Mr. Downes will be awarded restricted stock units under the 2010 Amended and Restated Stock Incentive Plan equal in value to 60% of his base compensation, half of such units to vest over a three year time-based vesting schedule, and the remaining half which will be subject to performance based vesting criteria over a three-year period. The number of stock units shall be determined based on the fair market value of the Company’s Common Stock on the effective date of the grant, which will be determined by the Compensation Committee.

Subject to the approval of the Compensation Committee, Mr. Downes will enter into a Change of Control Agreement with the Company, which provides that, if the Company terminates his employment within 24 months following a Change of Control other than for Cause, Disability or Death or Mr. Downes terminates his employment for Good Reason, the Company will pay to Mr. Downes an amount equal to one and one-half times his Base Salary and Average Bonus (as such capitalized terms are defined in the Change of Control Agreement). In addition, all unvested stock options and time-based restricted stock grants will become fully vested and exercisable, and the Company will continue to provide employee benefits for a period of one and one-half years.

The above description of the terms of the Change of Control Agreement is qualified in its entirety by the actual language of the Change of Control Agreement.

Finally, subject to the approval of the Board of Directors of the Company, the Company and Mr. Downes will enter into an Agreement Concerning Indemnification and Related Matters.

Both the Change of Control Agreement and Agreement Concerning Indemnification and Related Matters are in form and substance substantially the same as those between the Company and other executive officers.

A copy of the press release issued by The Greenbrier Companies, Inc. regarding the appointment of Mr. Downes is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release of The Greenbrier Companies, Inc. dated March 12, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: March 12, 2013	By:	/s/ Martin R. Baker
Martin R. Baker,
Senior Vice President, General Counsel And Chief Compliance Officer